UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

2050 MOTORS, INC.

(Exact name of Registrant as specified in its Charter)

California	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

25 N River Lane Suite 2050, Geneva, IL 60134

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

2050 Motors, Inc. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 Other Events

On June 28, 2019, our Definitive Agreement to form a 50%-50% joint venture with CLEC Networks, Inc. to build a facilities-based telecommunications provider in the northeast United States expired. Our exit from this undertaking eliminated our need to issue 100,000 Series B Preferred Shares, convertible into 100,000,000 common shares, and an obligation to raise up to $175,000 cash to infuse into the business. Such a capital raise was not feasible at current stock prices and given the nascent nature of the JV – however proven the model – as it would have resulted in unacceptable dilution to 2050 shareholders.

Management is focusing 2050 Motors, Inc.’s resources on the development of Internet businesses that are infinitely scalable with high ROI potential. As a result, the Company does not intend to rework its communications venture terms. Management intends to deploy capital to 2050’s cannabis social network, www.Kanab.Club, which should be available for beta testing later this year, and its electric vehicle investment opportunity, www.erideclub.com. Management intends to launch SAFE offerings (https://www.ycombinator.com/documents/) for these subsidiaries during summer/fall 2019 to capitalize and launch them, possibly as their own stand-alone public companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2050 MOTORS, INC.

Date: August 14, 2019	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer